                                                                      EXHIBIT 11

December 24, 2001



AEGON/Transamerica Series Fund, Inc.
P.O. Box 5068
Clearwater, Florida 33758-5068


To Whom It May Concern:

This opinion is furnished in connection with the proposed registration statement on Form N-14 regarding the acquisition of Transamerica Variable Insurance Fund, Inc. Money Market Portfolio, Growth Portfolio and Small Company Portfolio by AEGON/Transamerica Series Fund, Inc.

1. The AEGON/Transamerica Series Fund, Inc. has been duly organized, is existing in good standing and is authorized to issue shares of its stock.

2. The shares of AEGON/Transamerica Series Fund, Inc. to be issued in connection with the Registration Statement have been duly authorized and when issued and delivered as provided in the Registration Statement will be validly issued, fully paid and nonassessable.

I, as legal counsel to the AEGON/Transamerica Series Fund, Inc., hereby consent to the filing of this opinion with the Registration Statement.

Very truly yours,

/s/ John K. Carter

John K. Carter
Vice President,  Senior Counsel
Secretary